EXHIBIT 10.3

Employment Contract
between
Richard Fritschi
born April 3, 1960
from
Zurich
and

Zimmer GmbH in 8404 Winterthur

1.	This Employment Contract shall be effective as of April 1, 2004. Under this agreement, Richard Fritschi (“Employee”) will continue to provide services as President Zimmer Europe & Australasia, Management Level Z04. In this function, Employee will jointly report to the Chairman & CEO of Zimmer for the Australasian business and to the Chairman International for the European business.

The position is based in Winterthur, Switzerland.

2.	This Agreement shall be valid for an indefinite period of time. The employment may be terminated in writing by either party with a notice period of six (6) months from the end of the month in which the notice is given; provided, however, that in the event of “Termination for Cause” (as defined below), Zimmer shall not be required to provide six (6) months’ notice. This term of notice deviates from the Contractual Employment Conditions Zimmer. (Arbeitsvertragliche Bestimmungen Zimmer, AVB)

“Termination for Cause” means if Employee: (a) is convicted of or pleads guilty or nolo contendere to any felony or to any crime or offense causing substantial harm to Zimmer or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) is grossly negligent or exercises willful misconduct in the performance of the duties of Employee; (c) fails or refuses to comply with policies or directives of the President, Chairman, CEO, or Board of Directors which are consistent with the nature of Employee’s duties hereunder and the provisions of this Agreement; (d) materially breaches any obligation of Employee set forth in this Agreement or in any other agreement between Employee and Zimmer; or (e) commits any act or omission which reflects adversely on Zimmer. In the event of Termination for Cause, (i) Zimmer shall not have any further liability or obligation to Employee other than any unpaid base salary, to the extent already earned or accrued as of his termination date, minus any liabilities that Employee may have to Zimmer; (ii) Employee shall not be entitled to receive any incentive compensation or bonus for that year or any portion of that year during which the Termination for Cause occurs; and (iii) all previously granted stock options will terminate and not be exercisable.

Name   Richard Fritschi

3.	The attached Zimmer Confidentiality, Non-Competition and Non-Solicitation Employment Agreement (‘Non-compete Agreement’) forms an integral part of this contract.

4.	The annual base salary amounts to CHF 448’896.— gross. It will be paid in twelve monthly installments and is subject to all mandatory deductions. Payment will be made by bank transfer at the end of each month.

5.	Covering a Z04 position, Employee will be enrolled within the Zimmer Management Incentive Plan scheme in effect at the time. For 100% achievement of budgeted targets, a normal bonus payment of 50% of base salary will be payable according to the payout scale in operation at the time. Except as otherwise determined by Zimmer policies in effect from time to time, this payment will be made in two parts, an interim payment of 80% of projected bonus payable in December if company results are on target and with a balancing adjustment in February the following year.

6.	In case of termination of the employment agreement (other than Termination for Cause), the bonus payment is due pro rata temporis. Furthermore, except in the event of Termination for Cause, Employee is entitled to all contractual pension, insurance and benefits contributions for the duration of the termination period.

7.	Employee will be eligible to be considered for participation in the Zimmer Incentive Stock Option Plan in effect at the time. Selection to receive a grant is made year to year by the CEO and Compensation and Management Development Committee of Zimmer.

8.	Employee’s working hours result from the requirements of his function, and he will not be eligible to be paid overtime. To compensate him for overtime he will be entitled to 5 additional vacation days per calendar year.

9.	For pension purposes, Employee will be covered under the terms and conditions of the following two schemes: “Sulzer Vorsorgeeinrichtung (SVE)” and “Johann Jakob Sulzer Stiftung (JJS)”.

10.	Employee is covered under the Zimmer Directors and Officers Insurance (D&O).

11.	The following documents build an integral part of this employment contract, if not otherwise specified in this contract:

•	Contractual Employment Conditions Zimmer (Arbeitsvertragliche Bestimmungen Zimmer, AVB)

•	Zimmer Confidentiality, Non-Competition and Non-Solicitation Employment Agreement

Name   Richard Fritschi

•	Terms and conditions of the “Sulzer Vorsorgeeinrichtung (SVE)”

•	Terms and conditions of the “Johann Jakob Sulzer Stiftung (JJS)”

Employee confirms receipt of the before mentioned documents and his agreement with the contents.

Any existing employment agreement in place will be replaced by this new employment contract and the documents referenced above.

This agreement and its annexes shall be governed by and are construed in accordance with the laws of Switzerland. All disputes arising out of or in connection with this agreement and its annexes shall be submitted to the exclusive jurisdiction of the courts of Winterthur.

Winterthur, September 30, 2004

Zimmer GmbH

J. Raymond Elliott	Heidi K. Jauch
Chairman, President & CEO of Zimmer, Inc.	Legal Counsel

Date:
Employee:
Richard Fritschi